Exhibit 99.2

PRESS RELEASE – FOR IMMEDIATE RELEASE

OMEGA HEALTHCARE PRICES PUBLIC OFFERING

OF 2,500,000 SHARES OF COMMON STOCK

HUNT VALLEY, MARYLAND – October 2, 2013 – Omega Healthcare Investors, Inc. (NYSE:OHI) announced today the pricing of its public offering of 2,500,000 shares of its common stock at $30.00 per share. Omega has granted the underwriter a 30-day option to purchase up to 375,000 additional shares of its common stock. Omega expects to use the proceeds for general corporate purposes, which may include funding the previously announced pending sale/leaseback transaction for 56 facilities currently operated by Ark Holding Company, Inc. Completion of the offering is subject to customary closing conditions.

Jefferies LLC is the underwriter of the offering.

The shares of common stock are being offered under Omega's existing shelf registration statement on file with the Securities and Exchange Commission. A prospectus supplement and accompanying prospectus describing the terms of the offering will be filed with the Securities and Exchange Commission. When available, copies of the prospectus supplement and the accompanying prospectus may be obtained from Jefferies LLC, Attn: Equity Syndicate Prospectus Department, 520 Madison Avenue, 12th Floor, New York, New York 10022, e-mail: Prospectus_Department@Jefferies.com, telephone: 877-547-6340. Alternatively, you may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.

This press release shall not constitute an offer to sell, nor a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

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Omega is a real estate investment trust investing in and providing financing to the long-term care industry. At June 30, 2013, Omega owned or held mortgages on 477 skilled nursing facilities, assisted living facilities and other specialty hospitals with approximately 55,075 licensed beds (52,890 available beds) located in 33 states and operated by 47 third-party healthcare operating companies.

FOR FURTHER INFORMATION, CONTACT

Bob Stephenson, CFO at (410) 427-1700

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This announcement includes forward-looking statements. Actual results may differ materially from those reflected in such forward-looking statements as a result of a variety of factors, including, among other things: (i) uncertainties relating to the business operations of the operators of Omega's properties, including those relating to reimbursement by third-party payors, regulatory matters and occupancy levels; (ii) regulatory and other changes in the healthcare sector; (iii) changes in the financial position of Omega's operators; (iv) the ability of operators in bankruptcy to reject unexpired lease obligations, modify the terms of Omega's mortgages, and impede the ability of Omega to collect unpaid rent or interest during the pendency of a bankruptcy proceeding and retain security deposits for the debtor's obligations; (v) the availability and cost of capital; (vi) changes in Omega’s credit ratings and the ratings of its debt securities; (vii) competition in the financing of healthcare facilities; (viii) Omega's ability to maintain its status as a real estate investment trust; and (ix) other factors identified in Omega's filings with the Securities and Exchange Commission. Statements regarding future events and developments and Omega's future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements.

200 International Circle
Suite 3500
Hunt Valley, MD
21030

Phone: 410-427-1700
Fax: 410-427-8800